Exhibit (h)(10)

QUAKER INVESTMENT TRUST
AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of the 1st day of August, 2016, to the Transfer Agent Servicing Agreement, dated as of November 17, 2006, as amended, (the “Agreement”), is entered into by and between QUAKER INVESTMENT TRUST, a Massachusetts trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and USBFS desire to amend the fees and the term of the Agreement; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit E of the Agreement is hereby superseded and replaced with Amended
Exhibit E attached hereto.

Section 13, Term of Agreement; Amendment is hereby superseded and replaced with the following:

13.  Term of Agreement; Amendment

This Agreement shall become effective as of January 1, 2016 and will continue in effect for a period of three (3) years.  Subsequent to the three-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust and authorized or approved by the Board of Directors.  The provisions of this Section 13 shall also apply to Exhibit C, Exhibit D and Exhibit E.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

(Signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

QUAKER INVESTMENT TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/Justin Brundage	By: /s/Ian Martin

Name: Justin Brundage	Name: Ian Martin

Title: Secretary	Title: Executive Vice President

Amended Exhibit E to the Transfer Agent Servicing Agreement
Quaker Investment Trust

Fee Schedule at January 2016
Annual Service Charges to the Fund*

▪ NSCC Level 3 Accounts	$___ /open account	(First 60,000 accounts)
▪ NSCC Level 3 Accounts	$___ /open account	(Accounts between 60,001-70,000)
▪ NSCC Level 3 Accounts	$___ /open account	(Accounts above 70,000)
▪ No-Load Fund Accounts	$___ /open account
▪ Load Fund Accounts	$___ /open account
▪ Daily Accrual Fund Accounts	$___ /open account
▪ Closed Accounts	$___ /closed account

Activity Charges

▪ Manual Shareholder Transaction	$___ /transaction
▪ Omnibus Account Transaction	$___ /transaction
▪ Correspondence	$___ /item
▪ Telephone Calls	$___ /minute
▪ Voice Response Calls	$___ /call

Implementation Charges
▪ First CUSIP	$___ /fund group setup, first CUSIP
▪ Subsequent CUSIPs	$___ /each additional CUSIP

Chief Compliance Officer Support Fee*

▪	$___ /year

Miscellaneous
Including but not limited to telephone toll-free lines, call transfers, mailing, sorting and postage, stationery, envelopes, programming, service/data conversion, AML verification services, special reports, insurance, record retention, processing of literature fulfillment kits, microfilm, microfiche, proxies, proxy services, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC charges, Vision inquiry only charges, data communication and implementation charges, travel, training, and all other miscellaneous expenses.

Additional Services – Available but not included above are the following services – FAN Web shareholder e-commerce for transactions, B.O.S.S. shareholder sales reporting data warehouse, FAN Mail electronic data file delivery, investor e-mail services, literature fulfillment, prospect outbound calling services, lead conversion reporting, 12b-1 aging, Short-Term Trader reporting, Quaker on-line access to USBFS systems-AWD, TA2000, COLD, shareholder electronic statements/compliance material, Fact Sheet preparation and production, web site development, hosting and maintenance, jumbo processing.

Fees are calculated pro rata and billed monthly.*Subject to annual CPI increase - All Urban Consumers - U.S. City Average

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

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